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                                                                 EXHIBIT (10)(t)

                       AMENDMENT TO EMPLOYMENT AGREEMENT

         AMENDMENT executed March 27, 2000 as of November 30, 1999 (the "Amendment") to Employment Agreement entered into as of by and between DAVID SCHONBERGER, an individual residing at 90 Paulding Drive, Chappaqua, New York 10514 ("Executive"), and FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS, an Ohio business trust with offices at 55 Public Square, Suite 1900, Cleveland, Ohio 44113 (the "Company").

         IMPERIAL PARKING CORPORATION (formerly named First Union Canadian Holdings, Inc.), a Delaware corporation with offices at 601 West Cordova Street, Suite 300, Vancouver, British Columbia, Canada V6B1G1 ("Impark") is joining in this Agreement with respect to Section C hereof.

         (1) The Executive and the Company entered into an Employment Agreement dated November 2, 1998 (the "Original Agreement");

         (2) Certain significant operational and business developments affecting the Company have occurred since the date the Original Agreement was executed, as a result of which the parties have concluded that an amendment to the Agreement would be in the best interests of both parties, and the parties have accordingly agreed to amend the Agreement in the manner and upon the considerations set forth in this Amendment;

         (3) Impark is executing this agreement, and shall be bound only by the terms of Section C hereof.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

A.       CERTAIN DEFINED TERMS; CONTINUATION OF ORIGINAL EMPLOYMENT AGREEMENT

         (1) Amended Agreement The term "Amended Agreement" as used in this Amendment refers to the Original Agreement, as amended by this Amendment.

         (2) "Impark Spinoff" "Impark Spinoff" means (a) the reorganization of certain of the subsidiaries of the Company in order to position the Company's parking real estate assets under Impark and to repay certain indebtedness of Impark, (b) the settlement of certain debts owed by First Union Management, Inc. ("FUMI") to the Company by the transfer to the Company and its subsidiaries of the assets of FUMI relating to its business of leasing and managing parking facilities and (c) and distributing all of the shares of Impark not owned by its directors to the owners of the common shares of the Company (the "Common Shares"), (the date of such distribution being referred to as the "Impark Spinoff Date").

         (3) Other Defined Terms Unless otherwise provided herein, capitalized terms herein shall have the meanings ascribed to them in the Original Agreement. As used herein:

         (4)     Continued Effectiveness of Original Agreement       Except as
otherwise provided in this Amendment to the contrary, the terms and conditions of the Original Agreement as amended by this Amendment shall remain in effect.

         (5) Inconsistent Provisions In any case in which the terms of this Amendment are inconsistent with the terms of the Original Agreement, the terms of this Amendment shall control.
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B.       AMENDMENT OF CERTAIN SECTIONS OF THE ORIGINAL AGREEMENT

         THE FOLLOWING SECTIONS OF THE ORIGINAL AGREEMENT ARE HEREBY AMENDED AS SPECIFIED BELOW:

         (1) Section 4 (a) ("Salary") of the Original Agreement is amended to be Section 4(a)(i) and a new Section 4(a)(ii) is added to read as follows:

                 "(ii)    Bonus   The Executive shall be entitled to a bonus,
         on or before December 29, 1999, of $135,000, in cash.

         (2) Section 4(c)(v) ("Share Option. Grant") is amended so that the three (3) paragraphs included within the subsection captioned "Vesting/Exercise" are deleted; and the following paragraph is inserted:

                          "All of the Share Options vested as of November 2, 1998 (other than the Additional Options, which vested upon grant). All of the $6.50 Options, all of the $8.50 Options, and all of the Additional Options shall be exercisable in full as of December 1, 1999."

         (3) Section 4(c)(v) is further amended so that the paragraph in the subsection captioned "Exercise Price" is amended in its entirety to read as follows:

         "(v) (A) The option exercise price with regard to the 360,000 Share Options granted pursuant to this subsection (v) shall be as follows: 180,000 shall be exercisable at $6.50 per Common Share (the "$6.50 Options") and 180,000 shall be exercisable at $8.50 per Common Share (the "$8.50 Options").

                          (B) Additional Share Options to purchase 125,504 Common Shares having an initial exercise price of $4.00 were issued to the Executive on May 28, 1999, pursuant to the subsection of Section 4(c)(vi) captioned "Additional Share Options." In addition, Additional Options to purchase 31,250 shares have been transferred to the Executive by Daniel Friedman contemporaneously herewith (the "Transferred Options"), and the Company has agreed and consented to such transfer. The Transferred Options shall be exercisable in full as of December 1, 1999. The term "Additional Share Options" shall be deemed to include such Transferred Options.

                          (C) The exercise price of each Share Option
                          (including the Additional Share Options) will be adjusted (but not below zero) (1) to increase on each anniversary of its grant by an amount equal to an increase of 10% per annum (compounded annually) and
                          (2) to decrease from and after the date of its grant through the date of its exercise by the sum of all dividends or other distributions (including the value of non-cash dividends, including without limitation, share dividends, the Distributable Value of the Impark Spinoff and the Attributable Value of other spin-offs) declared per Common Share for the applicable year. As used herein, (1) the "Distributable Value of the Impark Spinoff" means the Initial Impark Option Price, and (2) "Attributable Value of other spinoffs" means the value ascribed to such spin-offs by the Company, or if not so ascribed, the fair market value of the assets so spun off. Notwithstanding the foregoing, the adjustment to the exercise price set forth in clause (C) (1) shall not





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                          commence until the eighteen (18) month anniversary of
                          the commencement of the Employment Period; and (y) be applied ratably at the time(s) Executive exercises the Share Options (e.g. if Share Options are exercised on the 20 month anniversary of the commencement of the Employment Term, the exercise price in effect on that date would be increased by 1.667% (2/12 of 10%) minus any dividends or other distributions paid on or prior to the date of exercise (to the extent such dividends or other distributions were not previously deducted)."

         (4) Section 4(c)(v) is further amended so that, in the first paragraph in the subsection captioned "Option Exercise Term,"

                 (a) the period (.) at the end of the second sentence shall be replaced by a comma (,) and the following provision shall be added at the end thereof:

                          "except that Additional Options (as defined in subsection 4(c)(vi) below) shall remain exercisable for eight (8) months following such event after which they shall expire."

                 (b) a new sentence shall be added after the second sentence and shall read as follows:

                          "Notwithstanding the foregoing, if the Company enters into an Asset Management Agreement with an entity of which the Executive, Anne Nelson Zahner and Daniel P. Friedman are the principal equity holders then the $8.50 Options and the $6.50 Options shall be terminated and shall no longer be exercisable if the Asset Management Agreement is executed and is not thereafter terminated pursuant to Article III, Section (a)(v) of the Management Agreement"; and

                 (c) a period (.) shall replace the comma (,) after the first use of the word "expire" in the last sentence, the balance of the last sentence shall be deleted and the "(i)" in such sentence shall be deleted.

         (5) Section 5(a)(iv) (Good Reason) is amended to add the following lettered subparagraphs (G), and (H) before the words "provided, however:"

                 "(G)     The Board of Directors shall have adopted a
                 resolution approving a complete liquidation or dissolution of the Company; or

                 (H)      there shall have occurred (1) the Impark Spinoff and
                 (2) a sale or refinancing of the Park Plaza mall on terms acceptable to the Board of Directors; provided, however, that Good Reason pursuant to this Section 5(a)(iv)(H) shall not occur unless and until Anne Nelson Zahner and Daniel Friedman shall have resigned for Good Reason or shall have been terminated under their respective Employment Agreements with the Company without Cause, after which such termination by reason of the Impark Spinoff and the sale or refinancing of the Park Plaza mall shall be deemed to have occurred for Good Reason; and provided further that if such Good Reason does occur, the Company, upon receipt of notice of resignation for such Good Reason, waives its right to cure.

         (6) Section 5(a)(iv) (Good Reason) is further amended by adding the following sentence at the end thereof.





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                 "Notwithstanding the foregoing, the Executive shall not be entitled to terminate his employment for Good Reason until June 1, 2000 unless such Good Reason is described in subparagraph (A) (2) of this subsection (iv).

         (7) Section 5(a)(vii) ("Change of Control") is amended to delete subsections (D) and (E) thereof.

         (8)     Section 6(c)(i) is amended in its entirety to read as follows:

                          "In the event the Company terminates Executive's employment for any reason other than Cause, death or Disability, or Executive terminates his employment for Good Reason (other than as set forth in Paragraph 6(c)(ii)), or in the event of a Change of Control, the Company shall pay to Executive and Executive shall be entitled to receive the sum total of: (A) the accrued but unpaid Annual Base Salary at the rate then in effect; (B) earned but unpaid incentive compensation and/or bonuses for completed performance periods; and (C) the sum of Six Hundred Thirty Thousand Dollars ($630,000). The aforesaid amounts shall be payable in cash immediately upon such termination. In addition, the Executive shall be entitled to continuation of Executive's participation in all benefit plans, programs or arrangements of the Company (except tax-qualified plans), including, without limitation, Medical Continuation, for a period of two years following such termination."

         (9) Section 8 ("Non-Compete") is hereby amended to add a new subsection (c) as follows:

                          "(c)    First Refusals.  (i)  Executive agrees that,
                          if, prior to the earlier of (i) the termination of Executive's employment and (ii) the date on which a proposal to liquidate the Company is publicly announced, the Executive shall be offered the opportunity to invest in or acquire an interest in a business of any nature ("Investment Opportunity"), he shall first offer such Investment Opportunity to the Company. Such offer (the "Offer") shall be in writing and shall describe the Offer and the Investment Opportunity in sufficient detail, and provide to the Company substantially all of the written information furnished to him by the party ("Third Party") which made the Offer. The Company's representatives shall thereupon have fifteen (15) business days in which to consider and accept the Offer, and the Executive shall reasonably cooperate with the Company if it shall request further information concerning the Offer and the Executive is able to obtain such information from the Third Party. If at the end of such period the Company has not delivered to the Third Party its written acceptance of the Offer (or, having accepted the Offer, shall not proceed to a closing pursuant to the Offer within the time allowed in the Offer and/or shall fail to make such payments (including deposits) to the Third Party as would have been required from the Executive under the terms of the Offer), the Executive shall be free to accept the Offer and consummate the transactions contemplated thereby. The Executive's participation in the Investment Opportunity shall not be deemed a violation of any fiduciary, contractual or other obligation of the Executive to the Company, including under the provisions of Section 3(a) of the
                          Original Agreement.   Notwithstanding the foregoing,
                          the time devoted by the Executive to any Investment Opportunity shall not substantially interfere with his performance of services as required under this Agreement."





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                                  (ii)     The obligation of the Executive to
                 make the offers described in subsection (a) above shall terminate upon the date on which a proposal to liquidate or merge the Company is publicly announced.

C.       ADDITIONAL PROVISIONS ADDED BY THIS AMENDMENT

         (1) Impark Options Impark, by its execution of this Agreement, covenants and agrees to issue to the Executive, on the day which is the 30th trading date following the first day on which shares of Impark Common Stock ("Impark Shares") are publicly traded, options to purchase shares of Impark common stock ("Impark Shares") which shall, immediately following the issuance thereof and after giving effect thereto, result in the Executive owning, immediately after the issuance thereof, options (the "Initial Impark Options") to purchase one and one quarter percent (1.25%) of all of the outstanding common stock of Impark on a fully diluted basis (it being understood that the grant of Initial Impark Options are in lieu of and in full satisfaction of any right the Executive may have to receive options or any other consideration in connection with the Impark Spinoff pursuant to the Plan).

         As to the Initial Impark Options:

                 (i) The Exercise Price per share of the Initial Impark Options shall be equal to the greater of (1) the last reported sales price of a share of Impark common stock on the day which is the thirtieth (30th) trading date following the first day on which Impark Shares are publicly traded, or (2) the average closing price of a share of Impark common stock for the ten (10) day trading period ending on the date which is the thirtieth (30th) trading date following the first day on which Impark Shares are publically traded, in either case, as reported on the principal trading market Impark Shares where quotes are readily available;

                 (ii) The Impark Options shall be vested in full upon issuance, and shall be exercisable as follows: 25% on each of the first four anniversaries of the Impark Spinoff Date (each 12 month period ending on such anniversaries being an "Exercise Year"). The Impark Options shall be exercisable for a period which ends ten years after the anniversary of the Impark Spinoff Date ("Impark Option Term");

         (a)     Issuance of Impark Options

                 (iii) The Initial Impark Options shall be represented by an option certificate which shall contain anti-dilution provisions operable in the event of the issuance of stock splits or similar transactions. The exercise price of the Impark Options shall (A) increase on each monthly anniversary of grant at the rate of 10% per annum, compounded annually; and (B) decrease by the amount, per share, of dividends in respect of Impark common stock paid in cash and the fair market value of dividends paid in property other than cash.

         (b) Additional Impark Rights and Options. Impark, by its execution of this Agreement, agrees that it will grant to the Executive, at such time as rights to purchase common stock of Impark are offered to Impark's shareholders subsequent to the Impark Spinoff Date ("Rights Offering") is made:

                 (i) The right (the "Impark Rights") to purchase such number of shares of Impark common stock as would, after giving effect to the exercise of such right, result in the Executive acquiring 0.417% of the number of shares issued pursuant to such Rights Offering (not exceeding, however, such number of shares as are issued for a gross aggregate price of $30,000,000) on substantially the same terms and conditions (and identical terms relating to price) as are contained in and are applicable to the Rights Offering; and





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                 (ii)     additional options ("Additional Impark Options") to
purchase, at an exercise price equal to the price per share at which the Rights Offering is made, a number of shares of Impark common stock which would result in the Executive acquiring upon exercise 0.833% of the number of shares issued pursuant to such Rights Offering (not exceeding, however, such number of shares as are issued for a gross aggregate price of $30,000,000). Such Additional Impark Options shall be vested in full upon issuance and shall be exercisable to the extent of 25% on each of the first four anniversaries of the Impark Spinoff Date (each 12 month period ending on such anniversaries being an "Exercise Year"); and shall remain exercisable for a period which ends ten years after the Impark Spinoff Date ("Additional Impark Option Term"); and

                 (iii) notwithstanding the foregoing, the Executive's Impark Rights and his right to be issued Additional Impark Options shall expire upon his Termination Date; provided, however, that if his termination is by Impark without Cause, or by the Executive for Good Reason, or by reason of the Executive's death or disability, his Impark Rights and his right to receive Additional Impark Options shall expire six (6) months after his Termination Date.

         (c) Employment of Executive by Impark It shall be a condition of the Executive's right to exercise the Initial Impark Options and the Additional Impark Options and the Impark Rights that the Executive shall serve as an employee of Impark under the terms described in subsections (d) and (e) below, provided that Impark shall offer to employ and shall employ the Executive under such terms as of the Impark Spinoff Date.

         (d) Agreement to Serve as Officer of Impark The Executive agrees to serve, at the request of the Company, as a Vice President of Impark following the Impark Spinoff Date, subject to (i) the Agreement of Impark to pay the Executive a base salary at the rate of $112,000 per annum (payable in monthly installments) during the period of his service; and (ii) coverage of the Executive by a policy of Officers and Directors liability insurance (with customary exclusions) in form and scope reasonably satisfactory to the Executive in the amount of at least $15 million with respect to claims made against officers and directors of Impark.

         (e) Terms of Employment The Executive's employment with Impark shall be subject to the following terms:

         (1) Executive shall perform duties on a part-time basis as reasonably assigned by the President of Impark consistent with his position as a senior executive thereof; it being understood that Executive's employment shall be on a part-time basis, and such duties are consistent with the Executive's other business obligations including as a member of the Management Company which is executing the Asset Management Agreement;

         (2) Executive may perform such services within Manhattan or, where his physical presence is not required, by telephone from any location.

         (3) Executive shall be reimbursed for all out-of-pocket expenses incurred in the performance of his obligations and documented in accordance with Impark's generally applicable reimbursement policies;

         (4) For purposes of this subsection C(1)(e): (x) "Cause" shall mean (A) Executive's conviction of a felony; (B) Executive's engaging in an embezzlement involving Impark; or (C) Executive's repeated and willful failure to carry out his employment obligations to Impark, which failure continues for more than 15 days after written notice to him of such failure which specifies the nature thereof; and (y) "Good Reason" means the failure of Impark to comply with the provisions of subsection (d) or Impark's material breach of the requirements of paragraphs (1) through (3) above, unless such failure is cured within 15 days after written notice to Impark





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specifying the nature of such failure, or any repetition of such failure which occurs after such cure; and

         (5) (i) If Impark terminates the Executive for Cause all of the unexercised Impark Options and Additional Impark Options which have not been exercised shall be terminated as of the Termination Date, and he shall not be entitled to any further salary payments accruing after the Termination Date.

                 (ii) If Impark terminates the Executive without Cause or Executive terminates for Good Reason, then (A) he shall have the right to payment of his base salary from Impark through the Termination Date and no right to further payments from Impark relating to any period after the Termination Date, and (B) all of the Impark Options and Additional Impark Options shall become immediately exercisable, the Impark Call Option set forth in subsection (6) below shall not apply, and all of the Impark Options and Additional Impark Options shall expire to the extent not exercised on or before the last day of the six-month period following the Termination Date.

                 (iii) If the Executive terminates his employment voluntarily without Good Reason, then (A) he shall have the right to payment of his base salary through the Termination Date and no right to further payments from Impark relating to any period after the Termination Date, (B) all of the Impark Options and Additional Impark Options, to the extent not then exercisable, shall continue to become exercisable in accordance with the schedules set forth in (C)(1)(a)(ii) and (C)(1)(b)(ii), respectively, and shall expire thirty (30) days after the date on which such options shall become exercisable, unless exercised prior thereto; (C) the Impark Options and Additional Impark Options which were not exercisable on the Termination Date shall become subject to the Impark Call Option; and (D) the Impark Options and Additional Impark Options which were exercisable on the Termination Date shall not be subject to the Impark Call Option, shall continue to be exercisable and shall expire to the extent not exercised on or before the last day of the thirty (30) day period following the Termination Date.

                 (iv) Upon the termination of Executive's employment by reason of death or disability, the Executive's estate may exercise all Impark Options and Additional Impark Options which were exercisable on the Termination Date plus a Pro Rata portion of the Impark Options and Additional Impark Options which would next have become exercisable had such death or disability not occurred. As used herein, "Pro Rata" means an amount of Impark Options and Additional Impark Options equal to (x) the percentage equal to (i) the number of days from the commencement of the Exercise Year (as defined in subsections
(a)(ii) (as to Impark Options) and (b)(ii) (as to Additional Impark Options) of this Section C) in which such termination occurs, through the Termination Date divided by (ii) 365; multiplied in each case by (y) the number of Impark Options and Additional Impark Options, respectively, which would otherwise have become exercisable at the end of the Exercise Year in which such Termination occurs. Such exercise may be effected until the earliest of one year following the Executive's Termination Date or the end of the Option Term or Additional Impark Option Terms, after which time any unexercised Impark Options or Additional Impark Options shall expire.

                  (v) For purposes of this paragraph, "Termination Date" means (a) the Executive's last day of employment on or following the date upon which written notice of termination is delivered to him by Impark, as the same shall be stated in such notice; (b) the Executive's last day of employment on or following the date upon which the Executive delivers written notice of resignation to Impark (including a resignation for Good Reason); or (c) the date of the Executive's death or disability.

         (6) Impark Call Option. If any Impark Options and Additional Impark Options are subject to an Impark Call Option pursuant to subsection (5) above (the Impark Call Option) then Impark shall have the right to require the Executive to transfer such Options (the "Subject Options") to Impark at any time after his Termination Date for a price equal to the "Exercise





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Spread" (as defined herein).  If such Exercise Spread is zero or less, Impark may purchase the Subject Options for no consideration. Impark shall provide written notice to Executive that it is exercising the Call Option and the date on which such notice is deemed to have been given under the terms of this Agreement shall be deemed the "Valuation Date". The "Exercise Spread" shall be
(i) the difference between (a) the exercise price of a Subject Option and (b) the "Closing Price" of a share of Impark common stock ("Common Stock") on the Valuation Date. The "Closing Price" means (i) if the Common Stock is listed or admitted to trading on the New York Stock Exchange (the "NYSE"), the American Stock Exchange ("AMEX") any national securities exchange or the Nasdaq Stock Market ("Nasdaq"), the closing price on the Valuation Date, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the Common Stock is not listed or admitted to trading on the NYSE, the AMEX, any national securities exchange or the Nasdaq, the last reported sale price on the Valuation Date or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by Impark; (iii) if the Common Stock is not listed or admitted trading on the NYSE, the AMEX, any national securities exchange or the Nasdaq and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on the Valuation Date, as reported by a reliable quotation source designated by Impark, or if there shall be no bid and asked prices on the Valuation Date, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than five (5) days prior to the date in question) for which prices have been so reported; provided, however, that if there are no bid and asked prices reported during the five (5) days prior to the date in questions, the Closing Price of the Common Stock shall be determined by the independent trustees of Impark acting in good faith on the basis of such quotations and other information as they consider, in their reasonable judgment, appropriate.

D.       GENERAL PROVISIONS

         (1) Notices.

         All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to (1) to the Company and Impark at their respective addresses as set forth above and (2) to the Executive at his address as set forth in the Company records and 90 Paulding Drive, Chappaqua, New York 10514 (or to such other address as shall have been previously provided in accordance with this Section 7). In addition, copies of any notice to the Executive shall be delivered to Herrick, Feinstein LLP, 2 Park Avenue, 21st Floor, New York, New York 10016, Attention: Harvey S. Feuerstein, Esq.

         (2)     Governing Law.

         This Amendment will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereunder.

         (3)     Severability.

         Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Amendment shall be held to be prohibited by or invalid under such applicable law, then, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Amendment.





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         (4)     Counterparts.

         This Amendment may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

         (5)     Headings.

         The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

         (6)     Entire Agreement.

         This Amendment and the Original Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

         (7) Waiver and Modification. No amendment, modification, waiver, termination or cancellation of this Amendment shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Amendment shall be deemed to affect or to modify, amend or discharge any provision or term of this Amendment. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

       The respective rights and obligations of the parties hereunder shall survive the Executive's termination of employment and termination of this Amendment to the extent necessary for the intended preservation of such rights and obligations.

         (8)     Exculpation.

         Notwithstanding anything contained herein to the contrary, this Agreement is made and executed on behalf of the Company by its officer(s) on behalf of the trustees thereof, and none of the trustees or any additional or successor trustee hereafter appointed, or any beneficiary, officer, employee or agent of the Company shall have any liability in his personal or individual capacity, but instead, Executive shall look solely to the property and assets of the Company for satisfaction of claims of any nature arising from or in connection with this Agreement.





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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

 Executive:                                             First Union Real Estate Equity And Mortgage
 ---------                                              Investments

 DAVID SCHONBERGER



 /s/ DAVID SCHONBERGER                                  By: /s/ WILLIAM ACKMAN
 ---------------------                                      -----------------------------
                                                            Name:  WILLIAM ACKMAN
                                                            Title: CHAIRMAN




IMPERIAL PARKING CORPORATION
(formerly known as First Union Canadian
  Holdings, Inc.)
(as to Section C only)


By: /s/ CHARLES HUNTZINGER
    -------------------------
    Name:  CHARLES HUNTZINGER
    Title  PRESIDENT





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